Exhibit (a)(32)

Barrick Gains Control of Placer Dome

January 20, 2006

This news release contains "forward-looking statements" that are subject to risk factors and assumptions set out in the cautionary note contained within this news release. All amounts are in United States ("U.S.") dollars, in accordance with U.S. generally accepted accounting principles ("GAAP").

Vancouver, Canada:    Placer Dome Inc. (NYSE, TSX, ASX: PDG) advises that earlier today, Barrick Gold Corporation announced it has received 81% of Placer Dome shares tendered to their offer to purchase all of the outstanding shares of Placer Dome. Barrick also announced they have taken up and accepted these shares for payment on or before January 23, 2006. The offer has been extended and will now expire on February 3, 2006 at 6:00 pm EST.

In accordance with the Support Agreement entered into by Placer Dome and Barrick on December 22, 2005, nine members of Placer Dome's Board of Directors resigned earlier today. These members are G. Bernard Coulombe, Graham Farquharson, David S. Karpin, Alan R. McFarland, E. A. (Dee) Marcoux, H. Clive Mather, Vernon F. Taylor III, Peter W. Tomsett and William G. Wilson. Accordingly, Gregory Wilkins, Peter J. Kinver, Alexander J. Davidson, Jamie C. Sokalsky, Gordon Fife, Peter Crossgrove and Stephen Shapiro, representatives of Barrick, have been appointed to Placer Dome's Board of Directors. Donald J. Carty, John W. Crow and Robert M. Franklin continue as Directors of Placer Dome. Gregory Wilkins has been appointed Chairman of the Placer Dome Board of Directors.

The Placer Dome Board of Directors has also accepted the resignation of Peter W. Tomsett, Placer Dome's President and Chief Executive Officer, effective immediately. Subsequently, Barrick President and Chief Executive Officer Gregory Wilkins has been appointed President and Chief Executive Officer of Placer Dome.

Note to Security Holders:

In response to the original exchange offer by Barrick relating to Placer Dome, Placer Dome filed in Canada and the U.S. and mailed to its shareholders a Directors' Circular dated November 23, 2005, and filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which includes the original Directors' Circular as an exhibit thereto. In connection with the revised offer described in this document, Placer Dome will file in Canada and the U.S. and mail to its shareholders an amended Directors' Circular and will file with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9, which will include the amended Directors' Circular as an exhibit thereto. These amended documents will set forth the full response of the Board of Directors of Placer Dome to the revised offer by Barrick described in this document. Security holders are urged to read the amended Directors' Circular, as well as the amended Solicitation/Recommendation Statement on Schedule 14D-9 (including any amendments or supplements thereto and the other documents filed as exhibits thereto), when they become available, because they will contain important information. Security holders may obtain a free copy of the amended Directors' Circular (when it becomes available) as well as any other documents filed by Placer Dome in connection with the revised offer, free of charge at the SEC's website at www.sec.gov, from Placer Dome at www.placerdome.com, or by contacting Georgeson Shareholder, the information agent retained by Placer Dome, at 1-866-245-2999.

Shareholder enquiries regarding the Barrick offer:
Georgeson Shareholder
North American toll-free 1-866-245-2999
Australian toll-free 1 300 658 874
Banks and brokers please call collect (212) 440-9800

General Placer Dome enquiries:
Investor Relations:
Greg Martin (604) 661-3795
Meghan Brown (604) 661-1577
Media Relations:
Gayle Stewart (604) 661-1911

Head office
Suite 1600, Bentall IV
1055 Dunsmuir Street
(PO Box 49330,
Bentall Postal Station)
Vancouver, B.C. Canada V7X 1P1
Tel: (604) 682-7082

On the internet: www.placerdome.com

CAUTION REGARDING FORWARD-LOOKING INFORMATION

This document contains "forward-looking statements" that were based on Placer Dome's expectations, estimates and projections as of the dates as of which those statements were made. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "outlook", "anticipate", "project", "target", "believe", "estimate", "expect", "intend", "should" and similar expressions. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause Placer Dome's actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including but not limited to:

*  uncertainties and costs related to Placer Dome's exploration and development activities, such as those associated with determining whether gold or other mineral reserves exist on a property;

*  uncertainties related to feasibility studies that provide estimates of expected or anticipated costs, expenditures and economic returns from a mining project;

*  uncertainties related to expected production rates, timing of production and the cash and total costs of production and milling;

*  uncertainties related to the ability to obtain necessary licenses, permits, electricity, surface rights and title for development projects and project delays due to third party opposition;

*  operating and technical difficulties in connection with mining development activities;

*  uncertainties related to the future development or implementation of new technologies, research and development and, in each case, related initiatives and the effect of those on our operating performance;

*  uncertainties related to the accuracy of our mineral reserve and mineral resource estimates and our estimates of future production and future cash and total costs of production, and the geotechnical or hydrogeological nature of ore deposits, and diminishing quantities or grades of mineral reserves;

*  uncertainties related to unexpected judicial or regulatory proceedings;

*  changes in, and the effects of, the laws, regulations and government policies affecting our mining operations, particularly laws, regulations and policies relating to:

>  mine expansions, environmental protection and associated compliance costs arising from exploration, mine development, mine operations and mine closures;

>  expected effective future tax rates in jurisdictions in which our operations are located;

>  the protection of the health and safety of mine workers; and

>  mineral rights ownership in countries where our mineral deposits are located, including the effect of the Mineral and Petroleum Resources Development Act (South Africa);

*  changes in general economic conditions, the financial markets and in the demand and market price for gold, copper and other minerals and commodities, such as diesel fuel, coal, petroleum coke, steel, concrete, electricity and other forms of energy, mining equipment, and fluctuations in exchange rates, particularly with respect to the value of the U.S. dollar, Canadian dollar, Australian dollar, Papua New Guinean kina, South African rand, Dominican Republic peso and Chilean peso;

*  the effects of forward selling instruments to protect against fluctuations in gold and copper prices and exchange rate movements and the risks of counterparty defaults, and mark to market risk;

*  unusual or unexpected formation, cave-ins, flooding, pressures, and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance to cover these risks);

*  changes in accounting policies and methods we use to report our financial condition, including uncertainties associated with critical accounting assumptions and estimates;

*  environmental issues and liabilities associated with mining including processing and stock piling ore;

*  geopolitical uncertainty and political and economic instability in countries which we operate;

*  the risk that the Barrick offer may not be completed; or, if the offer is completed, uncertainties regarding the combination of the companies' businesses, the ability to realize growth opportunities and cost savings from the proposed combination, possible business disruption following the transaction and possible regulatory conditions imposed in connection with governmental approvals of the transaction; and,

*  labour strikes, work stoppages, or other interruptions to, or difficulties in, the employment of labour in markets in which we operate mines, or environmental hazards, industrial accidents or other events or occurrences, including third party interference that interrupt the production of minerals in our mines.

A discussion of these and other factors that may affect Placer Dome's actual results, performance, achievements or financial position is contained in the filings by Placer Dome with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities including Placer Dome's Form 40-F/Annual Information Form. This list is not exhaustive of the factors that may affect our forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on such forward-looking statements. Placer Dome does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.